       As filed with the Securities and Exchange Commission on May 1, 2001

                                                       REGISTRATION NO. 333-____

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                                   ----------

                               ILEX ONCOLOGY, INC.
             (Exact name of registrant as specified in its charter)

          DELAWARE                                             74-2699185
(State or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                              Identification No.)

                           4545 HORIZON HILL BOULEVARD
                            SAN ANTONIO, TEXAS 78229
                                 (210) 949-8200
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                   ----------

                               RONALD G. TEFTELLER
                       VICE PRESIDENT AND GENERAL COUNSEL
                               ILEX ONCOLOGY, INC.
                           4545 HORIZON HILL BOULEVARD
                            SAN ANTONIO, TEXAS 78229
                                 (210) 949-8200
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   ----------

       Copies of all communications, including all communications sent to the agent for service, should be sent to:

                             PHILLIP M. RENFRO, ESQ.
                           FULBRIGHT & JAWORSKI L.L.P.
                         300 CONVENT STREET, SUITE 2200
                            SAN ANTONIO, TEXAS 78205
                                 (210) 270-7172

 APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

                                   ----------

 If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box: [ ]

 If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

 If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                                            -------------------

 If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                           -----------------

 If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

===================================================================================================================================
                                                   CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------------
       TITLE OF EACH CLASS OF        AMOUNT OF SHARES     PROPOSED MAXIMUM OFFERING    PROPOSED MAXIMUM AGGREGATE      AMOUNT OF
    SECURITIES TO BE REGISTERED      TO BE REGISTERED         PRICE PER SHARE(1)           OFFERING PRICE(1)       REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK, $.01 PAR VALUE
PER SHARE                               521,121(2)                  $18.15                     $9,458,346               $2,365
-----------------------------------------------------------------------------------------------------------------------------------
PURCHASE RIGHTS(3)(4)                   521,121(2)                    -                            -                       -
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL.................................  521,121(2)                    -                        $9,458,346               $2,365
===================================================================================================================================

(1) Pursuant to Rule 457(c), the proposed maximum offering price per share and proposed maximum aggregate offering price have been calculated on the basis of the average of the bid and ask prices of the Common Stock as reported on The Nasdaq National Market on April 27, 2001.

(2) Pursuant to Rule 416(a), this Registration Statement shall also cover any additional shares of Common Stock which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transactions effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock.

(3)      No fee pursuant to Rule 457(g).

(4) Purchase Rights related to the Common Stock pursuant to Rights Agreement dated as of April 10, 2001, between Registrant and American Stock Transfer & Trust Co., Rights Agent.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

================================================================================

PROSPECTUS


                                 521,121 SHARES

                               ILEX ONCOLOGY, INC.

                                  COMMON STOCK

                                   ----------

     This prospectus relates to the public offering, which is not being underwritten, of up to 521,121 shares of our common stock held by five of our stockholders.

     The prices at which these stockholders may sell these shares will be determined by the prevailing market price or in negotiated transactions. We will not receive any of the proceeds from the sale of these shares.

     Our common stock is traded on The National Market System of Nasdaq under the symbol "ILXO." On April 27, 2001, the last reported sale price for our common stock on The Nasdaq National Market was $18.15 per share.

     This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                   ----------

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. YOU SHOULD READ THE "RISK FACTORS" BEGINNING ON PAGE 6.

                                   ----------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                   The date of this Prospectus is May 1, 2001.

                                   OUR COMPANY

     ILEX is building a leading oncology-focused pharmaceutical company by assembling and developing a portfolio of novel treatments both for advanced stage cancers and for early stage cancers and pre-malignant conditions. We have a portfolio of eight anticancer product candidates in clinical development and several preclinical stage product candidates. We built this portfolio primarily through in-licensing and acquisition. In addition to our clinical development programs, ILEX is conducting drug discovery research, translational research, and preclinical studies in the fields of angiogenesis inhibition and targeted medicinal phosphonate chemistry, laying the groundwork for bringing other new proprietary product candidates into our pipeline.

     Our most advanced product candidate is CAMPATH(R), which we are developing in partnership with Millennium Pharmaceuticals, Inc. (Millennium). In March 2000, the joint venture changed its name to Millennium & ILEX Partners, L.P. (M&I Partners). In December 2000, CAMPATH was reviewed by the Oncologic Drugs Advisory Committee (ODAC) and received a recommendation for accelerated approval. The committee's recommendation is not binding but will be taken into consideration by the U.S. Food and Drug Administration (FDA) upon completing its review of the CAMPATH Biologics License Application (BLA). We received a response letter from the FDA in February 2001, indicating the timeframe for accelerated approval was being extended into the second quarter of 2001. M&I Partners and the FDA are completing ongoing discussions on final package labeling and design of a post-marketing confirmatory study for CAMPATH.

     Additionally, the Marketing Authorization Application for CAMPATH was accepted for review in April 2000 by the European Agency for the Evaluation of Medicinal Products (EMEA). The application was reviewed under the EMEA's centralized procedure, which is required for biotechnology products. The EMEA's Committee on Proprietary Medicinal Products (CPMP) issued a positive opinion in March 2001 to recommend approval under exceptional circumstances of MABCAMPATH(TM), the trademark for CAMPATH in Europe. We anticipate that the European Commission will ratify the opinion and will issue a Marketing Authorization in mid-2001. Under this authorization, M&I Partners would be granted a single license for marketing MABCAMPATH in the 15 member states of the European Union and would receive national licenses in two additional countries, Iceland and Norway.

     In August 1999, M&I Partners licensed worldwide marketing rights (except for Japan and East Asia) for CAMPATH to Schering AG. In the future we plan to market or co-market our other products.

     ILEX was incorporated in Delaware in December 1993 by The Cancer Therapy and Research Foundation of South Texas (CTRC) and became operational in 1994 for the purpose of conducting certain advanced drug development programs and pursuing commercial opportunities which were not within the scope of CTRC's tax-exempt purpose. The Company's common stock began trading publicly on February 20, 1997. The Company's principal offices are located at 4545 Horizon Hill Blvd., San Antonio, Texas 78229.

SIGNIFICANT EVENTS AND RECENT DEVELOPMENTS

o In December 2000, the Company's joint venture for the development of CAMPATH, M&I Partners, received a recommendation of the ODAC to the FDA for accelerated approval of CAMPATH for patients with chronic lymphocytic leukemia (CLL) who have been treated with alkylating agents and failed fludarabine therapy

o Filing of an application in April 2000 to approve the marketing of CAMPATH in Europe

o Acquisition in February 2001 of Symphar S.A. (Symphar), now ILEX Research-Europe, S.A., a drug discovery company located in Geneva, Switzerland

o Agreement in March 2001 to co-develop clofarabine, a nucleoside analog, with Bioenvision Inc.

o Addition of ILX-651, a novel anti-cancer compound in July 2000 from BASF Pharma (BASF), and an option to in-license another BASF compound, Elinafide

o Addition of $127 million in cash through a successful equity offering in March 2000, bringing our overall cash position to more than $200 million at December 31, 2000

o Achievement of numerous pipeline development milestones, including stepped-up patient accrual to the pivotal trials of eflornithine and OXYPRIMO, initiation of a Phase II trial of APOMINEO in Europe, and the filing of two Investigational New Drug (IND) applications to begin human testing of NM-3 and ILX-651



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

     In February 2001, the Company acquired Symphar and its research platform, which combines a targeted medicinal chemistry platform with expertise in the biology of nuclear receptors important in controlling such cellular functions as apoptosis, cholesterol synthesis and calcium metabolism. This research platform has led to drug candidates in several therapeutic fields, including cancer and bone disease, an important complement to our oncology pipeline. The Symphar acquisition, combined with our preclinical angiogenesis inhibition program in Boston, gives the Company the strong capability to translate early-stage research leads into clinical drug development programs. Under the terms of the agreement, we acquired Symphar for approximately $30 million, including $15 million in cash and 521,121 shares of our common stock. We entered into a development agreement with Symphar in 1998 for the development of APOMINE(TM) (SR-45023A).

ILEX ONCOLOGY, INC.

     We continue to be primarily engaged in the development of novel therapeutics to treat and prevent human cancers. We have historically operated through two subsidiaries: ILEX Products, Inc., through which we develop our own portfolio of anticancer compounds, and ILEX Oncology Services, Inc., or ILEX Services, which is our full service contract research organization (CRO). We operated ILEX Services to build our expertise in the area of managing preclinical research and clinical trials. In February 2001, we announced our intent to focus our in-house drug development capabilities on our own proprietary products, including those being jointly developed with strategic partners. As we progress into an oncology-focused pharmaceutical company, we will use the ILEX Services development organization solely for our own product candidates. In the meantime, ILEX will continue to recognize revenue from current client projects, but we do not intend to take on any new fee-for-service CRO business, except where we can obtain an ownership interest.

     ILEX Products

     We are developing novel therapeutic agents to treat both advanced stage and early stage cancers. We are also conducting focused research programs aimed at the discovery of new drug candidates. We currently have eight drug candidates (CAMPATH, eflornithine, clofarabine, APOMINE, Elinafide, ILX23-7553, NM-3 and ILX-651) in clinical development and several product candidates in late preclinical research. We follow a disciplined approach to product acquisition and development:

o we in-license product candidates that have shown a demonstrated ability to shrink tumors or prevent a pre-cancerous condition from recurring or progressing to cancer;

o we seek to develop drugs that are patent protected, have patents pending or can qualify for orphan drug designation from the FDA;

o we advance compounds into Phase II trials only if we see promising efficacy results in Phase I trials.

     We are developing multiple technologies including a monoclonal antibody, apoptosis inducers, cytotoxic agents and angiogenesis inhibitors with novel mechanisms of action and chemoprevention agents. CAMPATH is a humanized monoclonal antibody (MAb) that binds to specific antigens on cell surfaces, leading the body's immune system to destroy unwanted cells. We also believe that angiogenesis inhibition, or blocking the formation of new blood vessels that feed tumors, represents an important new target for cancer drug development.

     In addition to cytotoxic drugs that kill established cancer cells, we are also developing cytostatic drugs, or chemoprevention agents, that are intended to be well-tolerated oral therapies aimed at preventing the occurrence, progression or recurrence of cancer. We believe the market potential for chemoprevention agents is increasing as more genetic and other diagnostic tests become available to identify people at risk of developing cancer. As long-term therapies, chemoprevention agents have the potential to address new markets substantially larger than most acute care cancer products. Although long-term studies are usually needed to prove that a drug can prevent cancer, our strategy is to seek approval based upon effectively treating a pre-cancerous condition or preventing the recurrence of cancer, thereby shortening the approval process.



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

     ILEX Services

     As we transition ILEX Services to provide drug development services focused solely on our own proprietary products, we will continue to use our experience in designing clinical protocols, organization and monitoring of clinical trials and preparation of regulatory submissions. Based on our expertise, we aim to reduce the time normally required to develop oncology products and increase the probability of obtaining regulatory approval. Our CRO revenues were $24.2 million, $13.5 million, and $9.7 million in 2000, 1999 and 1998, respectively. We anticipate the transition out of our fee-for-service business will take approximately two to three years, with a backlog at December 31, 2000 of approximately $26 million.

OUR MARKET

     Cancer encompasses a large number of discrete diseases that afflict many different parts of the human body. The diversity of cancer diseases and their overall prevalence create a large need for new and improved treatments. Cancer is the second leading cause of death in the U.S. It is estimated that one in three Americans will be diagnosed with cancer. The worldwide oncology drug market was estimated at $23 billion in 1999, representing 17% growth from 1998. This market is not saturated, with novel treatments often enjoying premium pricing and rapid market acceptance.

     Fundamentals of the oncology market that are particularly advantageous for us include:

o accelerated approval procedures adopted by the FDA to shorten the development process and review time for cancer drugs;

o in-licensing opportunities created by a trend among large pharmaceutical companies to concentrate on products with larger market potential than most anticancer drugs;

o favorable pricing and reimbursement for oncology drugs, with some novel agents commanding $6,000 to $25,000 per course of therapy; and a highly concentrated population of oncologists and hematologists which allows a small sales force to be effective.

OUR STRATEGY

     Our vision is to be a leading oncology pharmaceutical company. Our goal is for patients, physicians, investors and employees to recognize us as developers and providers of effective cancer drugs. We plan to achieve this vision through our aggressive pursuit and achievement of a number of key objectives. First and foremost, our goal is to achieve profitability through the development and marketing of oncology pharmaceuticals, a goal that is inextricably linked to our objective of applying our research and development expertise to provide novel therapies for human disease in areas of unmet medical need. This is the centerpiece of our strategic vision and is supported by these underlying capabilities:

o We will continue to be primarily engaged in the development of novel therapeutics to treat and prevent human cancers. We also will be opportunistic and take full economic advantage of those non-oncology indications that arise from our research and development efforts.

o We have developed a deep product pipeline focused in oncology, with compounds at various stages of development, with identifiable medicinal targets, unique mechanisms of action, and intellectual property protection.

o We will maintain a leading oncology drug development organization capable of achieving aggressive development milestones and meeting regulatory requirements. This international team has proven its ability to manage multiple, simultaneous clinical studies in both the U.S. and Europe.

o We have been successful in in-licensing oncology compounds in various stages of preclinical and clinical development, and will continue to use our extensive worldwide network of oncology thought leaders and scientific advisors to identify sourcing opportunities.

o We have a focused research program in angiogenesis inhibition with Convergence Pharmaceuticals, Inc. (Convergence), now ILEX Products Research Division, in Boston, Massachusetts. We also have a focused research program in targeted medicinal phosphonate chemistry with Symphar, now ILEX Research-Europe, S.A., in Geneva, Switzerland. Both have successfully launched oncology compounds into clinical development programs.

o We have been successful in raising capital through the public markets, which enables us to fund the development of our product pipeline.

o Lastly, we have been able to attract an experienced management team that is focused on the short- and long-term success of ILEX.

     In addition to the core competencies described above, we plan to add sales and marketing capabilities to commercialize our product pipeline to be sequenced with the development of our later stage products.

OUR STRATEGIC RENEWAL

     In late 2000, we conducted a comprehensive strategic assessment, using the help of professional external advisors. This assessment focused on the success of the Company's product pipeline and the drug development demands that the pipeline places on our organization. As a result of this assessment, we decided that, in the interest of maximizing shareholder value, the time had come to begin a transition out of the fee-for-service CRO business segment. Consequently, the Company announced in February 2001 that we would no longer accept new fee-for-service work going forward, except where we can obtain an ownership interest.

     This decision was the next logical step in the strategic evolution of the Company. The CRO business segment was originally designed to help the Company build our internal oncology drug development expertise while generating revenues and profits. The CRO business also gave us a unique "window" on the industry and the potential to acquire compounds for our own pipeline. We are proud of the revenue growth and profitability of our CRO business and of the many strong relationships and in-licensing opportunities it has provided us over the past five years. With the growth of our pipeline and the need to focus more of our internal resources on our own compounds, it became clear to us that we have reached the point where it makes strategic sense to exit the fee-for-service CRO business. The transition was announced in February 2001.

     We are committed to working with our current CRO customers to professionally manage their projects through completion of the contractual commitments previously made with them. We expect this process to take approximately two to three years. By the time our transition out of the CRO business is complete, we expect to be significantly closer to achieving our ultimate goal of becoming a leading and profitable oncology pharmaceutical company.

                                  RISK FACTORS

     You should carefully examine this entire prospectus and should give particular attention to the risk factors set forth below in conjunction with the other information contained or incorporated by reference in this Prospectus in evaluating an investment in the shares offered by this prospectus.

WE HAVE ONLY A LIMITED OPERATING HISTORY AND WE EXPECT TO CONTINUE TO GENERATE LOSSES.

     We began operations in October 1994 and have only a limited operating history upon which you can evaluate our business. We have incurred losses every year since we began operations. As of December 31, 2000, our accumulated deficit was approximately $116.3 million, including net losses of approximately $39.0 million, $46.1 million and $21.2 million for the years ended December 31, 2000, 1999 and 1998, respectively. We have not generated any revenue from product sales to date, and it is possible that significant revenues from product sales will never be achieved. Even if we do achieve significant revenues from product sales, we expect to incur significant operating losses over the next several years. It is possible that we will never achieve profitable operations.

IF WE ARE NOT ABLE TO DEMONSTRATE THE EFFICACY OF OUR DRUG CANDIDATES IN OUR CLINICAL TRIALS OR OUR CLINICAL TRIALS ARE DELAYED, WE MAY NOT BE ABLE TO OBTAIN REGULATORY CLEARANCE TO MARKET OUR DRUGS.

     Many of our research and development programs are at an early stage. Clinical testing is a long, expensive and uncertain process. The FDA or EMEA has not approved any of our product candidates and we cannot assure you that our data collected from our clinical trials will be sufficient to support approval by the FDA or EMEA. We cannot assure you that the clinical trials will be completed on schedule or that the FDA or EMEA will ultimately approve our product candidates for commercial sale. Furthermore, even if initially positive preclinical studies or clinical trial results are achieved, it is possible that we will obtain different results in the later stages of drug development. Drugs in late stages of clinical development may fail to show the desired safety and efficacy traits despite having progressed through initial clinical testing. For example, positive results in early Phase I or Phase II trials may not be repeated in larger Phase II or Phase III trials. All of our potential drug candidates are prone to the risks of failure inherent in drug development, including the possibility that none of our drug candidates will or can:

o    be safe and effective;

o    otherwise meet applicable regulatory standards;

o    be manufactured or produced economically and on a large scale;

o be sold without third parties challenging us and enforcing their patent or other rights;

o be successfully marketed, particularly if a third party introduces an equivalent or superior product; or

o    be reimbursed by government or private payors.

     The clinical trials of any of our drug candidates could be unsuccessful, which would prevent us from commercializing the drug. Our failure to develop safe, commercially viable drugs would substantially impair our ability to generate revenues to sustain operations and materially harm our business and financial condition.

IF M&I PARTNERS IS UNABLE TO COMMERCIALIZE OUR LEAD PRODUCT CANDIDATE, CAMPATH, OUR BUSINESS MAY BE MATERIALLY HARMED.

CAMPATH is our lead product candidate. Our success will depend, to a great degree, on the success of CAMPATH. In particular, M&I Partners must be able to:

o    establish the safety and efficacy of CAMPATH in humans;

o    obtain regulatory approvals for CAMPATH; and

o    achieve market acceptance of CAMPATH.

     In December 1999, M&I Partners applied to the U.S. Food and Drug Administration for approval to market this product. On February 20, 2001, the FDA issued a Class I complete response letter. However, it is possible that the

FDA will not grant this marketing approval or, in order to gain approval, the FDA may require post-marketing studies or larger confirmatory clinical studies to be conducted and may impose other conditions and restrictions that may be difficult and expensive to administer. If M&I Partners fails to successfully obtain regulatory approval for and commercialize CAMPATH, our business and financial condition will be materially harmed.

OUR DEPENDENCE ON COLLABORATIVE PARTNERS FOR DEVELOPMENT, MANUFACTURING AND MARKETING MAY DELAY OR IMPAIR OUR ABILITY TO GENERATE SIGNIFICANT REVENUES OR OTHERWISE ADVERSELY AFFECT OUR PROFITABILITY.

We rely on large pharmaceutical companies for development and manufacturing of our compounds. We rely on Schering for the marketing and distribution of CAMPATH. We rely on Boehringer Ingelheim for the manufacture of CAMPATH. Our reliance on pharmaceutical companies and other collaborative partners poses the following risks:

o our contracts with collaborative partners may expire or be terminated and we may not be able to replace them;

o a partner involved in the development of our products may not commit enough capital or other resources to successfully develop our products;

o the terms of our contracts with collaborative partners may not be favorable to us in the future;

o our partners may not pursue further development and commercialization of compounds resulting from their collaboration with us;

o a partner with marketing and distribution rights to one or more of our products may not commit enough resources to the marketing and distribution of our products;

o disputes with our partners may arise, leading to delays in or termination of the research, development or commercialization of product candidates or resulting in significant litigation or arbitration;

o contracts with our partners may fail to provide significant protection or may fail to be enforced if one of these partners fails to perform; and

o our collaborative partners could independently develop, or develop with third parties, drugs which compete with our products.

     There is a great deal of uncertainty regarding the success of our current and future collaborative efforts. Failure of these efforts would materially harm our business and financial condition.

OUR STRATEGIC PLAN REQUIRES FUNDAMENTAL CHANGES TO OUR BUSINESS THAT MAY BE DIFFICULT TO IMPLEMENT.

                  As we implement our strategic renewal plan, we will need to effectively manage the personnel and resources historically allocated to our fee-for-service business as they transition to development of our pipeline. This transition is expected to be approximately a two to three year process as we complete performance of our fee-for-service agreements. If we are unable to manage this transition effectively, the development of our pipeline or performance of our CRO business may be harmed.

THE SUCCESS OF CAMPATH IS HIGHLY DEPENDENT ON COLLABORATIONS WITH MILLENNIUM AND SCHERING AG.

     As part of our joint venture with Millennium, for the development and commercialization of CAMPATH, we share 50% of the development costs of CAMPATH with Millennium. If we fail for any reason to make a required capital contribution to the joint venture, then Millennium may gain control of the management of the joint venture and become entitled to a greater share of any profits derived from product sales of CAMPATH. At the same time, if Millennium fails for any reason to make a required capital contribution to the joint venture, then we may be required to make additional capital contributions to the joint venture to maintain the desired level of development activities by the joint venture. It is possible that we may not have the resources to compensate for any failure by Millennium to make any capital contributions in its stead and the joint venture may not be able to continue operations with lesser funding.

     We intend to rely on Schering for the sales, marketing and distribution of CAMPATH. If Schering does not devote adequate resources to the marketing of CAMPATH or if disputes between M&I Partners and Schering otherwise arise in connection with the commercialization of CAMPATH, projected sales of CAMPATH may not materialize and our business and financial condition would be materially harmed.

WE MAY BE UNABLE TO OBTAIN THE ADDITIONAL CAPITAL NEEDED TO OPERATE AND GROW OUR BUSINESS, THEREBY REQUIRING US TO CURTAIL OR CEASE OPERATIONS.

     We will require substantial funds in order to:

     o continue our research and development programs;

     o continue our clinical trials; and

     o manufacture and, where applicable, market our products.

     We believe that our existing resources will fund our activities as currently planned for at least the next year. We may use these existing resources before that time, however, because of changes in our research and development and commercialization plans or other factors affecting our operating expenses or capital expenditures, including potential acquisitions of other businesses, assets or technologies.

     We cannot be sure that we will be able to obtain any future funds that we may require, either in the public or private equity markets or otherwise on acceptable terms, or at all.

     If adequate funds are not available, we may have to delay, scale back or eliminate one or more of our development programs, or obtain funds by entering into more arrangements with collaborative partners or others that may require us to relinquish rights to certain of our products or technologies that we would not otherwise relinquish. These consequences, in turn, could materially harm our business.

OUR LACK OF OPERATING EXPERIENCE MAY CAUSE US DIFFICULTY IN MANAGING OUR GROWTH.

     We have no experience in selling pharmaceutical products and only limited experience in negotiating, establishing and maintaining strategic relationships, manufacturing or procuring products in commercial quantities and conducting other later-stage phases of the regulatory approval process. Our ability to manage our growth, if any, will require us to improve and expand our management and our operational and financial systems and controls. If our management is unable to manage growth effectively, our business and financial condition would be materially harmed. In addition, if rapid growth occurs, it may strain our operational, managerial and financial resources.

IF WE FAIL TO COMPLY WITH EXTENSIVE REGULATIONS ENFORCED BY DOMESTIC AND FOREIGN REGULATORY AUTHORITIES, THE COMMERCIALIZATION OF CAMPATH AND OUR OTHER PRODUCT CANDIDATES WOULD BE PREVENTED OR DELAYED AND OUR ABILITY TO CONDUCT OUR CRO BUSINESS COULD BE LIMITED.

     Our products, including CAMPATH, are subject to extensive government regulations related to development, clinical trials, manufacturing and commercialization. The process of obtaining FDA and other regulatory approvals is costly, time-consuming, uncertain and subject to unanticipated delays.

     The FDA may refuse to approve an application if it believes that applicable regulatory criteria are not satisfied. The FDA may also require additional testing for safety and efficacy. Foreign regulatory authorities may also refuse to grant any approval. Even after U.S. regulatory approval is obtained for CAMPATH or any of our other products, we will be subject to continual review. Newly discovered or developed safety or efficacy data may result in revocation of our marketing approval. Moreover, if and when such approval is obtained, the marketing of CAMPATH and any of our other product candidates will be subject to extensive regulatory requirements administered by the FDA and other regulatory bodies. Product manufacturing facilities are also subject to continual review and periodic inspection and approval of manufacturing modifications. Domestic manufacturing facilities are subject to biennial inspections by the FDA and must comply with the FDA's current Good Manufacturing Practices, or cGMP, and other regulations. In complying with these regulations, manufacturers must spend funds, time and effort in the areas of production, record keeping, personnel and quality control to ensure full technical compliance. The FDA stringently applies regulatory standards for manufacturing. Failure to comply with any of these post- approval requirements can result in, among other things, warning letters, product seizures, recalls, fines, injunctions, suspensions or revocations of marketing licenses, operating restrictions and criminal prosecutions. Any such enforcement action could materially harm our business. Unanticipated changes in existing regulatory requirements or the adoption of new requirements could materially harm our business and financial condition.

     The European Union, Japan and other countries also extensively regulate pharmaceuticals, including biological drug products. No assurance can be given that we will be able to obtain or maintain other countries' approvals for CAMPATH or any of our other products.

IF ANY OF OUR LICENSE AGREEMENTS FOR INTELLECTUAL PROPERTY UNDERLYING CAMPATH OR ANY OTHER PRODUCT CANDIDATE IS TERMINATED, WE MAY LOSE OUR RIGHTS TO DEVELOP OR MARKET THAT PRODUCT.

We have licensed intellectual property, including patents, patent applications and know-how, from pharmaceutical companies, research institutions and others, including the intellectual property underlying our most advanced product candidates: CAMPATH, eflornithine and OXYPRIM. Some of our product development programs depend on our ability to maintain rights under these licenses.

Each licensor has the power to terminate its agreement with us if we fail to meet our obligations under that license. We may not be able to meet our obligations under these license agreements.

If we default under any of these license agreements, we may lose our right to market and sell any products based on the licensed technology. Losing our marketing and sales rights would materially harm our business and financial condition.

THERE ARE POTENTIAL LIMITATIONS ON THIRD-PARTY REIMBURSEMENT AND OTHER PRICING-RELATED MATTERS THAT COULD REDUCE POTENTIAL SALES OF OUR PRODUCTS AND MAY DELAY OR IMPAIR OUR ABILITY TO GENERATE SIGNIFICANT REVENUES.

The business and financial condition of pharmaceutical and biotechnology companies will continue to be affected by the efforts of government and third-party payors to reduce the cost of health care through various means. In the U.S., there have been, and we expect that there will continue to be, a number of federal and state proposals to implement government control regarding pricing and profitability of prescription pharmaceuticals. An increasing emphasis on managed care in the U.S. will also continue to exert downward pressure on pharmaceutical pricing. In addition, sales of prescription pharmaceuticals are dependent in part on the availability of reimbursement to the consumer from third-party payors, such as government and private insurance plans that often mandate rebates or predetermined discounts from list prices.

In certain foreign markets, pricing or profitability of prescription pharmaceuticals is subject to government control. In particular, individual pricing negotiations are often required in many countries of the European Union, irrespective of separate government approval to market a drug.

If we succeed in bringing one or more products to the market, there can be no assurance that these products will be considered cost effective or that reimbursement to the consumer will be available or will be sufficient to allow us to sell our products economically. The level of reimbursement available for CAMPATH will greatly impact the profitability of our joint venture with Millennium and, in turn, ILEX. There can be no assurance that chemoprevention drugs which we develop, if any, would be eligible for reimbursement.

BECAUSE OF THE SPECIALIZED NATURE OF OUR BUSINESS, THE TERMINATION OF RELATIONSHIPS WITH OUR KEY MANAGEMENT AND SCIENTIFIC PERSONNEL OR OUR INABILITY TO RECRUIT AND RETAIN ADDITIONAL PERSONNEL COULD PREVENT US FROM DEVELOPING OUR TECHNOLOGIES, CONDUCTING PRECLINICAL STUDIES AND CLINICAL TRIALS OR DEVELOPING CAMPATH AND OUR OTHER PRODUCT CANDIDATES.

     Our success depends greatly on our ability to attract and retain qualified scientific and technical personnel. Due to the technical expertise and knowledge required in our identification and evaluation of potentially viable oncology compounds or technology in-licensing or acquisition targets, we rely particularly heavily upon Daniel Von Hoff, M.D., a founder of ILEX, member of the Board of Directors and member of our Research Advisory Panel. The consulting agreement between us and Dr. Von Hoff does not obligate Dr. Von Hoff to devote any specified level of time or resources to the development of potential products for us. Dr. Von Hoff has other substantial professional time commitments, including serving on the scientific advisory boards of other companies, and it is possible that he will not provide us with any product opportunities in the future.

     We do not have an employment agreement with Mr. Richard Love, our president and chief executive officer. Loss of the services of Dr. Von Hoff or Mr. Love would be detrimental to:

o    our product development and manufacturing programs;

o our ability to identify and obtain rights to commercially viable oncology compounds; and

o    our ability to raise additional funds should we need to do so.

     We are also highly dependent on the other principal members of our scientific and management staff, and the loss of the services of such personnel could materially harm our business and financial condition. To expand our research and development programs and pursue our product development plans, we will be required to hire additional qualified scientific and technical personnel, as well as personnel with expertise in clinical testing and government regulation. The competition for qualified personnel in the biotechnology field is intense, and we rely heavily on our ability to attract and retain qualified scientific, technical and managerial personnel. Our future success depends upon our ability to attract, retain and motivate highly skilled employees. In order to commercialize our products successfully, we will be required to expand our workforce, particularly in the areas of manufacturing, clinical trials management, regulatory affairs, business development and sales and marketing. These activities will require the addition of new personnel, including management, and the development of additional expertise by existing management personnel. We face intense competition for qualified individuals from numerous pharmaceutical, biopharmaceutical and biotechnology companies, as well as academic and other research institutions. To the extent we are not able to attract and retain these individuals on favorable terms, our business may be harmed.

WE MAY NOT BE ABLE TO OBTAIN EFFECTIVE PATENTS TO PROTECT OUR TECHNOLOGIES FROM USE BY OTHER COMPANIES WITH COMPETITIVE PRODUCTS, AND PATENTS OF OTHER COMPANIES COULD PREVENT US FROM DEVELOPING OR MARKETING CAMPATH OR OUR OTHER PRODUCT CANDIDATES.

     Our success will depend to a significant degree on our ability to:

o    obtain, maintain and enforce patents;

o    license rights to patents from third parties;

o    protect trade secrets; and

o    operate without infringing on the proprietary rights of others.

     It is possible that we will not develop technologies, drugs or processes that result in obtaining a patent. It is also possible that our patent position will not provide sufficient protection against competitors or that patents issued to or licensed by us will be infringed or will be challenged, invalidated or circumvented. Competitors may have filed patent applications, may have been issued patents or may obtain additional patents and proprietary rights relating to technologies, drugs and processes that compete with our technologies, drugs and processes. If we fail to adequately protect our technologies, drugs and processes covered by issued patents or to obtain patents, our business and financial condition could be materially harmed.

     We have not conducted in-depth validity and infringement studies on the patent applications that we have in-licensed. All of the patents and patent applications which we have in-licensed are subject to potential challenge and may not provide protection for our compounds. OXYPRIM does not have patent protection.

     In addition, we are aware of third party patents and patent applications that relate to certain humanized or modified antibodies, products useful for making humanized or modified antibodies, and processes for making and using humanized or modified antibodies. Certain patent applications of the ILEX and Millennium joint venture for CAMPATH end uses and formulations are still pending.

     If we infringe on the intellectual property rights of others, there can be no assurance that we would be able to obtain licenses to use the technology on commercially reasonable terms, or at all.

     We also rely on trade secret protection for our unpatented proprietary technology. Trade secrets are difficult to protect. Other parties could independently develop substantially equivalent proprietary information and techniques or gain access to our trade secrets.

We have attempted to prevent the disclosure and use of our know-how and trade secrets by entering into confidentiality agreements with our employees, consultants and third parties. However, there are risks that:

o    these parties will not honor our confidentiality agreements;

o    others will independently develop equivalent or competing technology;

o disputes will arise concerning the ownership of intellectual property or the applicability of confidentiality obligations; or

o disclosure of our trade secrets will occur regardless of these contractual protections.

     We often work with consultants and research collaborators at universities and other research organizations. If any of these consultants or research collaborators use intellectual property owned by others as part of their work with us, disputes may arise between us and these other parties as to which one of us has the rights to intellectual property related to or resulting from the work done.

     Costly litigation might be necessary to protect our orphan drug designations or patent position or to determine the scope and validity of third-party proprietary rights, and it is possible that we will not have the required resources to pursue such litigation or to protect our patent rights. An adverse outcome in litigation with respect to the validity of any of our patents could subject us to significant liabilities to third parties, require disputed rights to be licensed from third parties or require us to cease using a product or technology. Any of these results could materially harm our business and financial condition.

OUR COMPETITORS MAY DEVELOP PRODUCTS SUPERIOR TO THOSE WE ARE DEVELOPING.

     The technological areas in which we work evolve at a rapid pace. Our future success depends upon our ability to compete in the research, development and commercialization of products and technologies in oncology, our area of focus. Many of our competitors have substantially greater research and development capabilities and experience and greater manufacturing, marketing, financial and managerial resources than do we. These competitors may develop products that are superior to those we are developing and render our products or technologies non-competitive or obsolete. In addition, we may not be able to keep pace with technological change.

     Products currently exist in the market that will compete directly with the products that we are seeking to develop. Any product candidate that we develop and for which we gain regulatory approval must then compete for market acceptance and market share. Product competition is particularly intense in markets that we may target with CAMPATH in the future, including non-Hodgkin's lymphoma and multiple sclerosis.

     Significant competitive factors determining whether we will be able to compete successfully include:

o    capabilities of our collaborators;

o    efficacy and safety of our products;

o    timing and scope of regulatory approval;

o    product availability;

o    marketing and sales capabilities;

o    reimbursement coverage from insurance companies and others;

o degree of clinical benefits of our product candidates relative to their costs;

o    method of administering a product;

o    price; and

o    patent protection.

     Competitive disadvantages in any of these factors could materially harm our business and financial condition.

WE HAVE NO EXPERIENCE IN COMMERCIALIZING PRODUCTS ON OUR OWN AND TO THE EXTENT WE DO NOT DEVELOP THIS ABILITY OR CONTRACT WITH A THIRD-PARTY TO ASSIST US, WE MAY NOT BE ABLE TO SUCCESSFULLY SELL OUR PRODUCT CANDIDATES. ADDITIONALLY, IF THE MARKET DOES NOT ACCEPT OUR PRODUCTS OR IF REFORM IN THE HEALTHCARE INDUSTRY DOES NOT PROVIDE ADEQUATE REIMBURSEMENT FOR OUR PRODUCTS, WE MAY NOT BE ABLE TO GENERATE SUFFICIENT REVENUES TO MAINTAIN OUR BUSINESS.

     We do not have a sales and marketing force and may not be able to develop this capacity. If we are unable to establish sales and marketing capabilities, we will need to enter into sales and marketing agreements to market our products in the United States. For sales outside the United States, we plan to enter into third-party arrangements. In these foreign markets, if we are unable to establish successful distribution relationships with pharmaceutical companies, we may fail to realize the full sales potential of our product candidates.

     Additionally, our product candidates may not gain market acceptance among physicians, patients, healthcare payors and the medical community. The degree of market acceptance of any approved product candidate will depend on a number of factors, including:

o    establishment and demonstration of clinical efficacy and safety;

o    cost-effectiveness of a product;

o    its potential advantage over alternative treatment methods; and

o    marketing and distribution support for the product.

In addition, government health administrative authorities, private health insurers and other organizations are increasingly challenging both the need for and the price of new medical products and services. Consequently, uncertainty exists as to the reimbursement status of newly approved therapeutics and diagnostics. For these and other reasons, physicians, patients, third-party payors and the medical community may not accept and utilize any product candidates that we develop and even if they do, reimbursement may not be available for our products to enable us to maintain price levels sufficient to realize an appropriate return on our investment in research and product development.

OUR BUSINESS MAY BE HARMED IF WE ARE UNABLE TO INTEGRATE CONVERGENCE AND SYMPHAR WITH OUR OTHER OPERATIONS OR IF THE TECHNOLOGY OR PERSONNEL OF CONVERGENCE OR SYMPHAR DO NOT MEET OUR EXPECTATIONS.

     We completed our acquisition of Convergence Pharmaceuticals, Inc. in July 1999 and in February 2001, we acquired Symphar S.A. We may not be able to successfully integrate or manage these businesses. In addition, the combination of our business with these businesses may not achieve efficiencies or synergies that justify the acquisitions. Operational risks associated with an acquisition include the possibility that an acquisition does not ultimately provide the benefits originally anticipated by the Company's management, while the Company continues to incur operating expenses to provide the services formerly provided by the acquired company. In carrying out its acquisition strategy, the Company attempts to minimize the risk of unexpected liabilities and contingencies associated with acquired businesses through planning, investigation and negotiation, but there is no assurance that it will be successful in doing so. There can be no assurance that recent or future acquisitions can be readily assimilated into the Company's operating structure. Inability to efficiently integrate acquired companies could have a material adverse effect on the Company's financial condition and results of operations. In addition, the technology or personnel we acquired as part of these businesses may not ultimately provide the benefits originally anticipated by the Company's management.

IF WE ARE UNABLE TO MAINTAIN OUR RELATIONSHIPS WITH CRTC, US ONCOLOGY AND THEIR RELATED ENTITIES, OUR ABILITY TO CONDUCT CLINICAL TRIALS COULD BE MATERIALLY HARMED.

     We have working relationships with CTRC and US Oncology, two of the most active organizations conducting oncology clinical trials. If we are unable to maintain these relationships, including the elements providing us with access to patients of affiliated doctors and investigators, our business and financial condition could be materially harmed.

IF WE BECOME SUBJECT TO PRODUCT LIABILITY CLAIMS IN CONNECTION WITH COMMERCIALIZATION OF OUR PRODUCTS, THEY MAY RESULT IN DAMAGES EXCEEDING OUR INSURANCE LIMITATION OR REDUCE DEMAND FOR THE APPLICABLE PRODUCTS.

     Clinical research involves the testing of new drugs on human volunteers, and such testing involves a risk of liability for personal injury or death to patients from possible unforeseen adverse side effects or improper administration of the new drug. Many of these patients are already seriously ill and at risk of further illness or death. Although we maintain our own product liability and clinical trial insurance and generally obtain indemnification from our clients, our business could be materially harmed if we were required to pay damages or incur defense costs:

o in connection with a claim outside the scope of indemnity or insurance coverage;

o if the indemnity, although applicable, were not performed in accordance with the terms of the relevant contract; or

o    if our liability exceeded the amount of applicable insurance coverage.

     In addition, we cannot be sure such insurance will continue to be available on terms acceptable to us, if at all, or that the insurance coverage, if obtained, will be sufficient to cover any potential claims or liabilities. Similar risks would exist for product liability upon the commercialization or marketing of any products by us or our partners. In addition, regardless of merit or eventual outcome, product liability claims may result in decreased demand for the applicable product or our products in general and in injury to our general reputation.

OUR LACK OF EXPERIENCE IN HANDLING HAZARDOUS MATERIALS AND IN OTHER ENVIRONMENTAL MATTERS MAY CAUSE US TO INCUR SUBSTANTIAL COSTS.

     We use hazardous materials, chemicals and various other toxic compounds in our development and other programs. We are therefore subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of hazardous materials and certain waste products. We cannot eliminate the risk of contamination or injury from these materials. In such event, we could be held liable for any damages that result and any such liability could exceed our resources. We may also incur substantial costs to comply with environmental regulations if and when we develop commercial-scale manufacturing capacity.

OUR ABILITY TO CONDUCT ANIMAL TESTING COULD BE LIMITED IN THE FUTURE.

     Certain of our clinical trial and research and development activities involve animal testing. Such activities have been the subject of controversy and adverse publicity. Animal rights groups and various other organizations and individuals have attempted to stop animal testing activities by pressing for legislation and regulation in these areas. To the extent the activities of these groups are successful, our business could be materially harmed.

OUR STOCK PRICE MAY FLUCTUATE SIGNIFICANTLY, WHICH MAY MAKE IT DIFFICULT TO RESELL YOUR SHARES WHEN YOU WANT TO AT PRICES YOU FIND ATTRACTIVE.

     The market price of our common stock has been highly volatile. This volatility may adversely affect the price of our common stock in the future. You may not be able to resell your shares of common stock following periods of volatility because of the market's adverse reaction to this volatility. We anticipate that this volatility, which frequently affects the stock prices of biotechnology and pharmaceutical companies, will continue. Factors that could cause such volatility include:

o    our quarterly operating results;

o deviations in our operating results from the estimates of securities analysts;

o    FDA and/or international regulatory actions;

o    limited trading volumes;

o general economic conditions or economic conditions specific to the biotechnology and pharmaceutical industries; and

o    other developments affecting our competitors or us.

     On occasion the equity markets, and in particular the markets for biotechnology and pharmaceutical stocks, have experienced significant price and volume fluctuations. These fluctuations have affected the market price for many companies' securities even though the fluctuations are often unrelated to the companies' operating performance.

WE ARE SUBJECT TO INFLUENCE FROM PRINCIPAL STOCKHOLDERS, EXECUTIVE OFFICERS, DIRECTORS AND SENIOR MANAGEMENT; AND WE ARE SUBJECT TO VARIOUS PROVISIONS THAT COULD DISCOURAGE OR PREVENT A CHANGE OF CONTROL OF THE COMPANY.

     Our executive officers, directors (and their affiliates) and senior management, in the aggregate, beneficially own or control approximately 17% of our outstanding common stock at March 16, 2001 and therefore have the ability to exercise substantial influence over the outcome of most stockholders' actions, including the election of the members of the Board of Directors. This concentration of ownership could have an adverse effect on the price of our common stock or have the effect of delaying or preventing a change in control of the Company. In addition, certain provisions of Delaware law and our Certificate of Incorporation could make it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, control of ILEX. These provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock. These provisions of Delaware law and our Certificate of Incorporation may also discourage or prevent certain types of transactions involving an actual or threatened change in control of ILEX (including unsolicited takeover attempts), even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price. Certain of these provisions allow us to issue preferred stock without any vote or further action by the stockholders. These provisions may make it more difficult for stockholders to take certain corporate actions and could have the effect of delaying or preventing a change in control of ILEX. In addition, certain of our corporate partners have the right to terminate their respective agreements with us upon certain changes in control of ILEX, which may discourage acquisitions or other changes in control (including those in which our stockholders might otherwise receive a premium for their shares over then-current market prices).

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus and the documents we have filed with the Securities and Exchange Commission which we have referenced under "Incorporation of Certain Documents by Reference" on page 2 contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our management's judgment regarding future events. Forward-looking statements typically are identified by use of terms such as "may," "will," "should," "plan," "expect," "anticipate," "estimate" and similar words, although some forward-looking statements are expressed differently. All forward-looking statements other than statements of historical fact included in this prospectus regarding our financial position, business strategy and plans or objectives for future operations are forward-looking statements. We cannot guarantee the accuracy of the forward- looking statements, and you should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of factors, including:

o    competitive factors;

o    general economic conditions;

o    relationships with pharmaceutical and biotechnology companies;

o    the ability to develop safe and efficacious drugs;

o    variability of royalty, license and other revenue;

o    failure to satisfy performance obligations;

o    ability to enter into future collaborative agreements;

o    failure to achieve positive results in clinical trials;

o    failure to complete current contracts with CRO customers;

o uncertainty regarding our patents and patent rights (including the risk that we may be forced to engage in costly litigation to protect such patent rights and the material harm to us if there were an unfavorable outcome of any such litigation);

o    governmental regulation and suspension;

o    technological change;

o    changes in industry practices; and

o    one-time events.

     You should also consider carefully the statements under "Risk Factors" and other sections of this prospectus and in the other documents filed with the SEC, which address additional factors that could cause our results to differ from those set forth in the forward-looking statements. All subsequent written and oral forward-looking statements attributable to ILEX or persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements. We have no plans to update these forward-looking statements.

                              AVAILABLE INFORMATION

     We have filed with the Securities and Exchange Commission, or the Commission, a Registration Statement on Form S-3 under the Securities Act of 1933 related to the shares being offered hereby. This prospectus is part of that Registration Statement and does not contain all of the information set forth in the Registration Statement and its exhibits. You may obtain further information with respect to ILEX and the shares being offered hereby by reviewing the Registration Statement and the attached exhibits, which you may read and copy at the following locations of the Commission:

         Public Reference Room              New York Regional Office           Chicago Regional Office
         Judiciary Plaza                    Seven World Trade Center           Citicorp Center
         450 Fifth Street, N.W., Rm. 1024   13th Floor                         500 West Madison Street, Suite 1400
         Washington, D.C. 20549             New York, New York 10048           Chicago, Illinois 60661-2511

         We are subject to the informational requirements of the Securities Exchange Act of 1934. Accordingly, we file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the locations described above. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains the Registration Statement, reports, proxy statements and other information regarding the Company at http://www.sec.gov.

         We furnish our stockholders with annual reports containing audited financial statements with a report thereon by our independent public accountants, Arthur Andersen LLP.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Commission allows us to "incorporate by reference" certain information into this prospectus. This means that we can disclose important information to you by referring you to another document we have filed separately with the Commission. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by other information that is set forth directly in this document.

         The following documents that we have previously filed with the Commission pursuant to the Exchange Act are hereby incorporated by reference into this prospectus:

         (a) Annual Report on Form 10-K for the year ended December 31, 2000;

         (b) Current Reports on Form 8-K filed February 13, February 14, February 28, April 11, and April 27, 2001; and

         (c) The description of our Common Stock contained in the Registration Statement on Form 8-A dated February 14, 1997.

         ILEX also incorporates by reference additional documents that may be filed with the Commission between the date of this Prospectus and the date of completion of the offering of the Shares by the selling stockholders. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

         Documents incorporated by reference are available from us without charge, excluding all exhibits; except that if we have specifically incorporated by reference an exhibit in this Prospectus, the exhibit also will be available without charge. Stockholders may obtain documents incorporated by reference in this Prospectus by requesting them in writing or by telephone from ILEX at the following address:

                           ILEX Oncology, Inc.
                           4545 Horizon Hill Blvd.
                           San Antonio, Texas 78229
                           Telephone: (210) 949-8200
                           Attention: Investor Relations

You should rely only on the information contained or incorporated by reference in this Prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this Prospectus. This Prospectus is dated May 1, 2001. You should not assume that the information contained in this Prospectus is accurate as of any date other than that date. In this Prospectus, the "Company," "ILEX," "we" and "our" refer to ILEX Oncology, Inc.

                                 USE OF PROCEEDS

         The shares offered in this prospectus are owned by current stockholders of ILEX. ILEX will not receive any of the proceeds from the sale of these shares. See "Selling Stockholders."

                              SELLING STOCKHOLDERS

         The table below presents the following information about the number of shares of common stock of ILEX which is owned by each selling stockholder: (i) the number of shares each selling stockholder beneficially owns as of the date of this prospectus, (ii) the percentage of ILEX's outstanding shares of common stock that each selling stockholder beneficially owns prior to this offering,
(iii) the number of shares that each selling stockholder is offering under this prospectus, (iv) the number of shares that each selling stockholder will beneficially own after the completion of this offering and (v) the percentage of ILEX's outstanding shares of common stock that each selling stockholder will beneficially own after the completion of the offering.

                                      BENEFICIAL OWNERSHIP                        BENEFICIAL OWNERSHIP
                                      BEFORE THE OFFERING                         AFTER THE OFFERING(1)
                                   --------------------------                   -------------------------
                                     NUMBER       PERCENTAGE     SHARES TO        NUMBER       PERCENTAGE
           NAME                    OF SHARES      OF CLASS(2)     BE SOLD       OF SHARES       OF CLASS
           ----                    ----------     -----------    ----------     ----------     ----------
Valorous Trading PTE Ltd.             307,462            1.2%       307,462              0              0
Craig Bentzen                         125,069              *        125,069              0              0
Jean-Charles Roguet                    36,478              *         36,478              0              0
Mong Lan Nguyen                        26,056              *         26,056              0              0
Eric Niesor                            26,056              *         26,056              0              0


----------

*        Represents less than 1%.

(1)      Assumes all shares of Common Stock offered hereby are sold.

(2)      Based on 26,341,673 shares of Common Stock outstanding as of March 16,
         2001.

         Each selling stockholder acquired their shares pursuant to a Share Purchase Agreement dated February 13, 2001 among the selling stockholders, Symphar S.A., ILEX Acquisitions, Inc. and ILEX.

                              PLAN OF DISTRIBUTION

         All 521,121 shares of Common Stock being registered hereby are being registered on behalf of the selling stockholders. ILEX will receive no proceeds from this offering. As used herein, the term "selling stockholders" includes donees, pledgees, transferees or other successors-in-interest selling the shares offered by this prospectus received from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer after the date of this Prospectus. In addition, upon the company being notified by a selling stockholder that a donee, pledgee, transferee or other successor-in-interest intends to sell more than 500 shares, a supplement to this prospectus will be filed.

         Each selling stockholder will act independently of ILEX in making decisions with respect to the timing, manner and size of each sale. Each selling stockholder may choose to sell the shares offered by this prospectus from time to time at market prices prevailing at the time of the sale, at prices related to the then prevailing market prices or in negotiated transactions, including pursuant to an underwritten offering or pursuant to one or more of the following methods:

     o a block trade in which the broker or dealer so engaged will attempt to sell the shares offered by this prospectus as agent but may position and resell a portion of the block as principal in order to facilitate the transaction,

     o purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus,

     o an exchange distribution in accordance with the rules of an exchange, and

     o ordinary brokerage transactions and transactions in which the broker solicits purchasers.

     In connection with the sale of the shares offered by this prospectus, the selling stockholders may engage broker-dealers who in turn may arrange for other broker-dealers to participate. Broker-dealers may receive commissions or discounts from a selling stockholder in amounts to be negotiated immediately prior to the sale. In addition, underwriters or agents may receive compensation from a selling stockholder or from purchasers of the shares offered by this prospectus for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they act as agents. Each selling stockholder, underwriters, brokers, dealers and agents that participate in the distribution of the shares offered by this prospectus may be deemed to be underwriters, and any discounts or commissions received by them from a selling stockholder and any profit on the resale of the shares offered by this prospectus by them may be deemed to be underwriting discounts and commissions under the Securities Act.

     At the time a particular offer of the shares offered by this prospectus is made, to the extent required, a supplement to this prospectus will be distributed which will identify and set forth the aggregate amount of the shares offered by this prospectus being offered and the terms of the offering. Such supplement will also disclose the following information:

     o   the name or names of any underwriters, dealers or agents,

     o the purchase price paid by any underwriter for the shares offered by this prospectus purchased from a selling stockholder,

     o any discounts, commissions and other items constituting compensation from a selling stockholder and/or ILEX, and

     o any discounts, commissions or concessions allowed or reallowed or paid to dealers, including the proposed selling price to the public.

     We have agreed to indemnify the selling stockholders in certain circumstances against certain liabilities, including liabilities under the Securities Act. The selling stockholders have agreed to indemnify ILEX in certain circumstances against certain liabilities, including liabilities under the Securities Act.

     The selling stockholders also may resell all or a portion of the shares offered by this prospectus in open market transactions in reliance upon Rule 144 under the Securities Act, provided it meets the criteria and conforms to the requirements of such Rule.

     The selling stockholders and any other persons participating in the sale or distribution of the shares offered by this prospectus being registered hereby will be subject to the provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, to the extent applicable. The foregoing provisions may limit the timing of purchases and sales of any of the shares offered by this prospectus by the selling stockholders or any other such person. This may affect the marketability of the shares offered by this prospectus. The selling stockholders also will comply with the applicable prospectus delivery requirements under the Securities Act in connection with the sale or distribution of the shares offered by this prospectus.

     In order to comply with certain states' securities laws, if applicable, the shares offered by this prospectus will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the shares offered by this prospectus may not be sold unless the shares offered by this prospectus have been registered or qualified for sale in such state, unless an exemption from registration or qualification is available and is obtained.

     ILEX will bear all out-of-pocket expenses incurred in connection with the registration of the Shares, including, without limitation, all registration and filing fees imposed by the Commission, The Nasdaq Stock Market, Inc. and blue sky laws, printing expenses, transfer agents' and registrars' fees, and the fees and disbursements of ILEX's outside counsel and independent public accountants. The selling stockholders will bear all underwriting discounts and commissions and transfer or other taxes.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

     Section 145 of the Delaware General Corporation Law, or the DGCL, provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding") (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A Delaware corporation may indemnify any person under such Section in connection with a proceeding by or in the right of the corporation to procure judgment in its favor, as provided in the preceding sentence, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action, except that no indemnification shall be made in respect thereof unless, and then only to the extent that, a court of competent jurisdiction shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. A person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. A Delaware corporation must indemnify any person who was successful on the merits or otherwise in defense of any action, suit or proceeding or in defense of any claim, issue or matter in any proceeding, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. A Delaware corporation may pay for the expenses (including attorneys' fees) incurred by an officer or director in defending a proceeding in advance of the final disposition upon receipt of an undertaking by or on behalf of such officer or director to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

     Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director shall not be personally liable to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, or (iv) for any transaction from which the director derived an improper personal benefit. Article of the Company's Certificate of Incorporation, as amended, eliminates the liability of directors to the fullest extent permitted by Section 102(b)(7) of the DGCL. The DGCL permits the purchase of insurance on behalf of directors and officers against any liability asserted against directors and officers and incurred by such persons in such capacity, or arising out of their status as such, whether or not the corporation would have the power to indemnify directors and officers against such liability.

     The Company also has a policy insuring its directors and officers against certain liabilities, including liabilities under the Securities Act.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors and officers and controlling persons pursuant to the foregoing provisions, the Company has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                  LEGAL MATTERS

     The validity of the securities offered hereby will be passed upon by Fulbright & Jaworski L.L.P.


                                     EXPERTS

     The consolidated financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 incorporated by reference in this prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in giving said reports.

================================================================================

NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                   ----------

                                TABLE OF CONTENTS

                                                                               PAGE
                                                                               ----
Our Company ...............................................................      2
Risk Factors ..............................................................      6
Special Note Regarding Forward-Looking
  Statements ..............................................................     15
Available Information .....................................................     16
Incorporation of Certain Documents
  by Reference ............................................................     16
Use of Proceeds ...........................................................     17
Selling Stockholder .......................................................     17
Plan of Distribution ......................................................     18
Disclosure of Commission Position on
  Indemnification for Securities Act
  Liabilities .............................................................     19
Legal Matters .............................................................     20
Experts ...................................................................     20

================================================================================



                                 521,121 SHARES



                               ILEX ONCOLOGY, INC.



                                  COMMON STOCK


                                   ----------


                                   PROSPECTUS


                                   MAY 1, 2001


                                   ----------



================================================================================

                                     PART II

ITEM 14.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

                  The estimated expenses in connection with this offering are:

                  Commission registration fee                      $  2,365
                  Legal fees and expenses*                            5,000
                  Miscellaneous*                                      2,000
                                                                   --------
                  Total                                            $  9,365
                                                                   ========

                  ----------

                  *  Estimated

                    The Company has agreed to pay all the costs and expenses of this offering.

ITEM 15.          INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the DGCL empowers the Registrant to, and the Bylaws of the Registrant provide that it shall, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; except that, in the case of an action or suit by or in the right of the Registrant, no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Registrant unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that such person is fairly and reasonably entitled to indemnity for proper expenses.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

         The Registrant maintains directors' and officers' liability insurance that covers the directors and officers of the Registrant.

ITEM 16.          EXHIBITS.

Exhibit No.       Exhibit

         5.1 Opinion of Fulbright & Jaworski L.L.P. regarding legality (filed herewith)

         10.1 Share Purchase Agreement among ILEX Oncology, Inc. and the Selling Shareholders (incorporated by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K filed February 28,
                  2001).

         10.2 Investor Rights Agreement among ILEX Oncology, Inc. and the Selling Shareholders (incorporated by reference to Exhibit
                  10.1 to the Company's Current Report on Form 8-K filed February 28, 2001).

         23.1     Consent of Fulbright & Jaworski L.L.P. (contained in Exhibit
                  5.1)

         23.2     Consent of Arthur Andersen LLP (filed herewith)

         24.1     Power of Attorney (included on signature page).

ITEM 17.          UNDERTAKINGS.

         (a)      The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) The undersigned Registrant hereby undertakes that, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio and State of Texas the 30th day of April, 2001.

                                             ILEX ONCOLOGY, INC.

                                             By: /s/ Gregory L. Weaver
                                                --------------------------------
                                                       Gregory L. Weaver
                                                       Vice President and Chief
                                                       Financial Officer


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Gregory L. Weaver and Ronald G. Tefteller, or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same and all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                                   TITLE                               DATE
---------                                   -----                               ----


/s/ Gary V. Woods                           Chairman of the Board               April 30, 2001
------------------------------------
Gary V. Woods


/s/ Richard L. Love                         President, Chief Executive          April 30, 2001
------------------------------------        Officer, and a Director
Richard L. Love                             (Principal Executive
                                            Officer)


/s/ Gregory L. Weaver                       Vice President and Chief            April 30, 2001
------------------------------------        Financial Officer
Gregory L. Weaver                           (Principal Financial and
                                            Accounting Officer)


/s/ Daniel D. Von Hoff, M.D.                Director                            April 30, 2001
------------------------------------
Daniel D. Von Hoff, M.D.


/s/ Ruskin C. Norman, M.D.                  Director                            April 30, 2001
------------------------------------
Ruskin C. Norman, M.D.

/s/ Jason S. Fisherman, M.D.                Director                            April 30, 2001
------------------------------------
Jason S. Fisherman, M.D.


/s/ Joseph S. Bailes, M.D.                  Director                            April 30, 2001
------------------------------------
Joseph S. Bailes, M.D.


/s/ Jeffrey H. Buchalter                    Director                            April 30, 2001
------------------------------------
Jeffrey H. Buchalter

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER            DESCRIPTION
-------           -----------

          5.1     Opinion of Fulbright & Jaworski L.L.P. regarding legality
                  (filed herewith)

         10.1     Share Purchase Agreement among ILEX Oncology, Inc. and the
                  Selling Shareholders (incorporated by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K filed February 28,
                  2001).

         10.2     Investor Rights Agreement among ILEX Oncology, Inc. and the
                  Selling Shareholders (incorporated by reference to Exhibit
                  10.1 to the Company's Current Report on Form 8-K filed
                  February 28, 2001).

         23.1     Consent of Fulbright & Jaworski L.L.P. (contained in Exhibit
                  5.1)

         23.2     Consent of Arthur Andersen LLP (filed herewith)

         24.1     Power of Attorney (included on signature page).